Exhibit 99.1
ABERCROMBIE & FITCH REPORTS
JULY NET SALES INCREASE 2%
New Albany, Ohio, August 7: Abercrombie & Fitch (NYSE: ANF) today reported net sales of $303.1 million for the four-week period ended August 2, 2008, a 2% increase over net sales of $296.4 million for the four-week period ended August 4, 2007. July comparable store sales decreased 7%. Total Company direct-to-consumer net sales increased 14% to $18.3 million for the four-week period ended August 2, 2008, compared to the four-week period ended August 4, 2007.
Year-to-date, the Company reported a net sales increase of 6% to $1.646 billion from $1.547 billion last year. Comparable store sales decreased 4% for the year-to-date period. Year-to-date, the Company reported that direct-to-consumer net sales increased 33% to $118.4 million.
July 2008 Developments
•	Total Company net sales increased 2%

•	Total Company direct-to-consumer net sales increased 14%

•	Total Company comparable store sales decreased 7%

•	Abercrombie & Fitch comparable store sales increased 1%

•	abercrombie comparable store sales decreased 15%

•	Hollister Co. comparable store sales decreased 11%

•	RUEHL comparable store sales decreased 25%
Based upon lower than expected July sales, the Company now expects to report earnings per diluted share for the first half of the year of $1.55, which includes $0.01 related to charges associated with the departure of a senior executive.
The Company will release its second quarter results on Friday, August 15, 2008. At that time, the Company will provide additional information about its second quarter results and will give guidance on the second half of the fiscal year.
The Company operated a total of 353 Abercrombie & Fitch stores, 209 abercrombie stores, 479 Hollister Co. stores, 25 RUEHL stores and eight Gilly Hicks stores in the United States at the end of fiscal July. The Company operates three Abercrombie & Fitch stores and three Hollister Co. stores in Canada, and one Abercrombie & Fitch store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.RUEHL.com.
To hear the Abercrombie & Fitch pre-recorded July sales message, please dial (800) 395-0662, or internationally, dial (402) 220-1262.
The Company will release its second quarter results on Friday, August 15, 2008, prior to the open of the market and hold a conference call at 8:30 AM Eastern Time. To listen to the conference call,

dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 981- 4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 7331496 or through www.abercrombie.com.
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For further information, call Investor Relations:	Brian Logan (614) 283-6877 or Eric Cerny (614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2008 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.